Exhibit 99.1

Immediate Release

Clear Channel Outdoor Holdings starts trading as independent company

* Clear Channel Outdoor Holdings, Inc. completes separation from iHeartMedia, Inc. to become an independent company

* Marks a new chapter for the company, which will be led by Worldwide CEO William Eccleshare and CCOH’s newly appointed board of directors

* The company begins trading during time of strong growth for the Out-of Home (OOH) industry, with recent figures showing digital OOH growth is expected to outpace that of online advertising

May 1, 2019

New York, NY—Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), one of the world’s leading outdoor advertising companies, today completed its separation from iHeartMedia, Inc., to become an independent company with its own board of directors. The common stock of the outdoor advertising company will continue trading on the New York Stock Exchange under the ticker symbol “CCO.”

CCOH is the holding company for Clear Channel International (CCI), which covers markets across Asia, Europe and Latin America, and Clear Channel Outdoor Americas (CCOA), which includes markets in the United States and Caribbean. The two will continue to operate as separate business divisions.

The news comes as recent figures show that out of home has consistently outgrown other traditional advertising media (4.1%), with the growth of digital out of home (19.1%) even out pacing online (9.6%).1

William Eccleshare, Worldwide CEO of Clear Channel Outdoor Holdings, will mark the new chapter for the company by ringing the opening bell above the trading floor at the New York Stock Exchange on May 2.

“Today marks a significant milestone for our company. This new chapter provides us with the mandate and stability to continue to invest in the transformation of out of home, while ensuring that we continue to hold our position as a market leader in a fast moving and dynamic industry,” Eccleshare said.

“I am excited to lead Clear Channel Outdoor Holdings as we embrace our new-found position as an independent company, and build on the strong results both our CCI and CCOA divisions delivered last year.”

Ben Moreland, Chair of the Board for CCOH, added: “I have joined CCOH at a very exciting time for the company. Our new board has a wealth of global experience from diverse and complimentary backgrounds including the tech, data, and advertising industries and the financial expertise to support CCOH as it continues to drive the best customer solutions and innovations for out of home. I believe this positions us very well to deliver for customers and shareholders going forward, and speaking for the whole Board, we are excited to be part of this next chapter.”

CCOH is one of the world’s biggest outdoor advertising companies with more than 450,000 displays in 31 countries worldwide, and in 2018 had revenues of $2.72 billion.

CCOH’s separation from parent company iHeartMedia Inc., was announced in December 2018 as part of iHeartMedia’s financial restructuring process, with CCOH board appointments published in January of this year.

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Notes to Editors

[1]	according to figures from Magna Media Forecast (April 2019).

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of 450,000 print and digital displays in 31 countries across Asia, Europe, Latin America and North America, reaching millions of people monthly. A growing digital platform includes over 13,500 digital displays in its international markets and more than 1,200 digital billboards across 28 markets in the U.S.

Comprised of two business divisions—Clear Channel International (CCI), covering markets in Asia, Europe and Latin America, and Clear Channel Outdoor Americas (CCOA), the U.S and Caribbean business division—CCO employs 5,600 people globally. More information is available at www.investor.clearchannel.com, www.clearchannelinternational.com and www.clearchanneloutdoor.com

Like us on Facebook at facebook.com/CCOutdoor

Follow us on Twitter at twitter.com/CCOutdoorNA

Contact:

Jason D. King, 212.812.0064, jasondking@clearchannel.com

SVP, Corporate Communications & Marketing

Clear Channel Outdoor Americas